Exhibit 99.B(23)(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 29, 2009, with respect to the financial statements of Motley Fool Independence Fund, a series of The Motley Fool Funds Trust, contained in the Prospectus and Statement of Additional Information contained in this Registration Statement on Form N-1A.  We consent to the use of the aforementioned report in the Statement of Additional Information contained in this Registration Statement and to the use of our name as it appears under the captions “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Grant Thornton LLP

Boston, Massachusetts

June 11, 2009